     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 14, 1999

                                                 REGISTRATION NUMBER 333-_______
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            THE MEN'S WEARHOUSE, INC.
             (Exact name of registrant as specified in its charter)

                                      TEXAS
         (State or other jurisdiction of incorporation or organization)

                                   74-1790172
                      (I.R.S. Employer Identification No.)

                               5803 GLENMONT DRIVE
                              HOUSTON, TEXAS 77081
                                 (713) 592-7200
               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

                                   GARY CKODRE
                               5803 GLENMONT DRIVE
                              HOUSTON, TEXAS 77081
                                 (713) 592-7200
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                                MICHAEL W. CONLON
                           FULBRIGHT & JAWORSKI L.L.P.
                            1301 MCKINNEY, SUITE 5100
                              HOUSTON, TEXAS 77010
                                 (713) 651-5427

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                                 CALCULATION OF REGISTRATION FEE
=================================== ================= ==================== ==================== ==================
                                         AMOUNT        PROPOSED MAXIMUM     PROPOSED MAXIMUM
      TITLE OF EACH CLASS OF             TO BE          OFFERING PRICE          AGGREGATE           AMOUNT OF
   SECURITIES TO BE REGISTERED         REGISTERED        PER SHARE(1)       OFFERING PRICE(1)   REGISTRATION FEE
----------------------------------- ----------------- -------------------- -------------------- ------------------
Common stock, $.01 par value             62,134             $27.66             $1,718,627             $478
=================================== ================= ==================== ==================== ==================

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933 and based upon the average of the high and low sale price of Common Stock as reported on the Nasdaq National Market on June 9, 1999.
                           ---------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
================================================================================

PROSPECTUS



                                  62,134 SHARES

                            THE MEN'S WEARHOUSE, INC.

                                  COMMON STOCK

                                ----------------

         This prospectus relates to the offer and sale of up to 62,134 shares of The Men's Wearhouse, Inc. common stock by some of our future shareholders. Such shares of common stock are not currently outstanding, but may be issued in the future upon the exercise of options to purchase shares of common stock of The Men's Wearhouse, Inc. We issued the options to certain holders of options to purchase shares of common stock of K&G Men's Center, Inc. when our subsidiary, TMW Combination Company, merged with K&G Men's Center, Inc. We will not receive any proceeds from this sale.

         Our common stock is quoted on the Nasdaq National Market under the symbol "SUIT". The closing price on June 11, 1999, as reflected on the Nasdaq National Market, was $25.75 per share.

         Our principal executive office is located at 5803 Glenmont Drive, Houston, Texas 77081 and the telephone number is (713) 592-7200.
                                ----------------

    FOR INFORMATION CONCERNING CERTAIN RISKS RELATING TO AN INVESTMENT IN THE
      MEN'S WEARHOUSE, INC. COMMON STOCK, SEE "RISK FACTORS" BEGINNING ON
                                     PAGE 3.

                                ----------------


          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR
           DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.






                                  June 14, 1999

                       WHERE YOU CAN FIND MORE INFORMATION


         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file at the SEC's public reference rooms located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, New York, New York 10048. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's website at "http://www.sec.gov".

         Our common stock is quoted on the Nasdaq National Market ("Nasdaq"). Our annual reports, quarterly and special reports, proxy statements and other information may also be inspected at the offices of Nasdaq, 9801 Washingtonian Boulevard, Gaithersburg, Maryland 20898.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings (File No. 0-20036) we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offering:

         o Annual Report on Form 10-K for the year ended January 30, 1999;

         o Current Reports on Form 8-K which were filed with the SEC on February 25, 1999, March 5, 1999, April 26, 1999 and June 11, 1999;

         o Definitive Proxy Statement for the Annual Meeting to be held on July 1, 1999, which was filed with the SEC on June 2, 1999 as part of Schedule 14A; and

         o The description of The Men's Wearhouse, Inc. common stock contained in our Form 8-A dated April 3, 1993.


         You, and any beneficial owner, may obtain a free copy of these filings by writing or telephoning our Investor Relations Department at the following address:

                               5803 Glenmont Drive
                              Houston, Texas 77081
                            Telephone (713) 592-7200

         This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide information other than that provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.



         The Men's Wearhouse(R) is a registered trademark and service mark of the Company.

                           FORWARD-LOOKING STATEMENTS

         Certain statements made herein and in other public filings and releases by the Company contain "forward-looking" information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risk and uncertainty. These forward-looking statements may include, but are not limited to, future capital expenditures, acquisitions (including the amount and nature thereof), future sales, earnings, margins, costs, number and costs of store openings, demand for men's clothing, market trends in the retail men's clothing business, currency fluctuations, inflation and various economic and business trends. You can identify forward-looking statements by the use of words such as "expect," "estimate," "project," "budget," "forecast," "anticipate," "plan" and similar expressions. Forward-looking statements include all statements regarding expected financial position, results of operations, cash flows, dividends, financing plans, business strategies, operating efficiencies or synergies, budgets, capital and other expenditures, competitive positions, growth opportunities for existing products, plans and objectives of management, and markets for our stock. We caution you not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements may be made by management orally or in writing, including but not limited to, the Management's Discussion and Analysis of Financial Condition and Results of Operations section and other sections of our filings with the SEC under the Securities Exchange Act of 1934 and the Securities Act of 1933, incorporated by reference herein.

         Actual results and trends in the future may differ materially depending on a variety of factors including, but not limited to, domestic and international economic activity and inflation, successful execution of internal operating plans and new store and new market expansion plans, performance issues with key suppliers, foreign currency fluctuations, government export and import policies and legal proceedings. Future results will also be dependent upon our ability to continue to identify and complete successful expansions and penetrations into existing and new markets and our ability to integrate such expansions with our existing operations.


                                  RISK FACTORS

         You should carefully consider the following risk factors and the other information in this prospectus in evaluating whether to invest in any of our shares.

COMBINATIONS WITH MOORES AND K&G

         On February 10, 1999, we combined with Moores Retail Group Inc. ("Moores"). Moores operated 107 men's tailored clothing stores in Canada and eight stores in the United States as of that date. Moores also operates a manufacturing facility in Montreal, Canada, which manufactures men's suits, sport coats and pants. On June 1, 1999, we also combined with K&G Men's Center, Inc. ("K&G"). As of that date, K&G operated 34 three-day "destination" stores in 16 states throughout the United States. The combination of both Moores and K&G with the Company will require our management to focus considerable attention on integration of their operations with ours. This will temporarily divert some of our management's attention from normal day-to-day business. Also, combining personnel with different business backgrounds and locations and combining companies with different corporate cultures could be difficult. This is especially true with respect to Moores since we have not previously had any operations outside the United States and have not previously engaged in manufacturing. We cannot assure you that we will be able to integrate both K&G and Moores with our company on a timely or profitable basis. While we believe that both K&G's and Moores' employees are well qualified, we cannot assure you that key employees will continue to work for us.

EXCHANGE RATE FLUCTUATIONS

         Moores conducts most of its business in Canadian dollars. The exchange rate between Canadian dollars and U.S. dollars has fluctuated over the last ten years. If the value of the Canadian dollar against the U.S. dollar weakens, then the revenues and earnings of our Canadian operations will be reduced when they are translated to U.S. dollars. Also, the value of our Canadian assets in U.S. dollars may decline.

         We use direct sourcing programs for inventory purchases. Some of these transactions are denominated in foreign currencies, primarily the Italian lira, which create currency exchange risks. Forward exchange contracts are used to protect against these risks, but we cannot assure you that currency exchange losses will not occur.

MANUFACTURING RISKS

         Moores, through its wholly owned subsidiary Golden Brand Clothing (Canada) Ltd. ("Golden Brand"), manufactures nearly all of the tailored clothing offered for sale by Moores stores. Prior to the combination with Moores, we did not own any manufacturing facilities. A large part of Moores' growth and profitability has resulted from the ability of Golden Brand to manufacture high quality clothes in an efficient and timely manner. A long interruption in Golden Brand's ability to manufacture tailored clothing could have a material negative impact on the Moores' operations.

         There are a variety of risks associated with the manufacturing business including:

         o        labor,

         o        machinery,

         o        maintenance,

         o        product scheduling and delivery systems, and

         o        obtaining raw materials on a timely basis.

         We could experience shortages in men's tailored clothing to sell in our Moores stores if Golden Brand fails to meet its production goals for any reasons, including:

         o        labor disputes,

         o        delays in production, or

         o        machinery breakdowns or repair problems.

         Golden Brand's principal raw material is fabric. Many of Golden Brand's suppliers have supplied fabric to Golden Brand for more than ten years. If one of the current suppliers is unable or unwilling to provide fabric, we believe that there are many other suppliers of fabric who could supply fabric to Golden Brand at comparable cost. As is normal in the industry, most of Golden Brand's supply contracts are seasonal. There could be a negative effect on the ability of Golden Brand to meet its production goals if any of the following occurred:

         o        an unexpected loss of a supplier of fabric,

         o        a long interruption in shipments from any fabric supplier,

         o an unexpected loss of any of the suppliers of raw materials other than fabric or other finished goods, or

         o a long interruption in the shipment of raw materials or finished goods.

         The negative effect would be particularly noticeable with regard to Golden Brand's seasonal or time-sensitive products.

EXPANSION STRATEGY

         A large part of our growth has resulted from the addition of new Men's Wearhouse stores and the increased sales volume and profitability provided by these stores. We will continue to depend on adding new stores to increase our sales volume and profitability. We believe that our ability to increase the number of traditional stores in the United States above 500 will be limited. However, we anticipate that additional growth opportunities exist through the K&G operations. When we enter new markets, we have to:

         o        obtain suitable store locations,

         o        hire personnel,

         o        establish distribution methods, and

         o advertise our name and our distinguishing characteristics to consumers who may not be familiar with us.

         We cannot assure you that we will be able to open and operate new stores on a timely and profitable basis. The costs associated with opening new stores may negatively affect our profitability. Our expansion strategy may also be negatively impacted by conditions in the commercial real estate market existing at the time we seek to expand.

         In addition to our growth through adding new stores, the Company, excluding Moores and K&G, has experienced increases in U.S. store sales over the previous year for each of the past five years. Our comparable store sales increased:

         o        3.9% for 1996,

         o        8.5% for 1997, and

         o        10.4% for 1998.

         Comparable store sales increases for Moores during the same periods were:

         o        4.5% for 1997, and

         o        2.2% for 1998.

         Additionally, comparable store sales increases for K&G during the same periods were:

         o        12.4% for 1996,

         o        13.0% for 1997, and

         o        5.7% for 1998.

         We cannot assure you that we will experience similar rates of comparable store sales growth in future periods.

         We are also focused on integrating and developing operations that target the opening price point clothing customers. The combination with K&G is part of this focus. Value Priced Clothing, Inc. ("VPC") acquired 17 C&R stores, six NAL stores and four Suit Warehouse stores to begin this process. We have closed most of the C&R locations and anticipate that all C&R locations will be closed by the end of the second quarter of 1999. In some cases, we relocated Men's Wearhouse stores to old C&R store locations or opened SuitMax stores to replace C&R stores. In connection with the combination with K&G, we believe we will adopt K&G's store branding for existing SuitMax stores and for new stores to be opened. We cannot assure you that our expansion into the opening price point market will be successful.

         In connection with the closing of the K&G transaction, our management is evaluating K&G and VPC operations with regard to duplicate facilities within existing markets. We expect to close approximately five stores as a result of this process and to replace SuitMax signage in connection with adopting K&G's store branding. Management estimates that the cost of these store closings and the write-off of abandoned signage will be approximately $3 million before income taxes.

SEASONALITY AND GENERAL ECONOMIC CONDITIONS

         Like most retail businesses, our business is seasonal. Historically, over 30% of our net sales and approximately 50% of our net earnings have been made during November, December and January. Like other retail businesses, our operations may be negatively affected by local, regional or national economic downturns. Any economic downturn affecting us might cause consumers to reduce their spending, which would affect our sales. We cannot assure you that a long economic downturn would not have a noticeable negative effect on us.

DECLINING UNIT SALES OF MEN'S TAILORED CLOTHING

         According to industry sources, sales in the men's tailored clothing market generally have declined over the past several years. We believe that this decline is attributable primarily to: (1) men allocating less of their income to tailored clothing and (2) certain employers relaxing their dress codes. We believe that this decrease in sales has contributed, and will continue to contribute, to a consolidation among retailers of men's tailored clothing. Despite this overall decline, we have been able to increase our share of the men's tailored clothing market. Although we believe we are in a consolidating segment of the retailing industry, we cannot assure you that we will continue to be able to expand our sales volume or maintain our profitability within that segment of the industry.

COMPETITION

         The men's tailored clothing market is fragmented, and we face intense competition for:

         o        customers,

         o        access to quality merchandise, and

         o        suitable store locations.

         We compete with:

         o        specialty men's clothing stores,

         o        traditional department stores,

         o        other off-price retailers and manufacturer-owned stores,

         o        independently-owned outlet stores,

         o        discount operators, and

         o        three-day stores.

         Several of these competitors are part of large department store chains that have much greater financial, marketing and other resources than we have available. We cannot assure you that we will be able to compete successfully with our competitors in the future.

POSSIBLE FLUCTUATIONS IN STOCK PRICE

     The market price of our common stock has fluctuated in the past and may change rapidly in the future depending on news announcements and changes in general market conditions. The following factors, among others, may cause significant fluctuations in our stock price:

         o news announcements regarding quarterly or annual results of operations,

         o        monthly comparable store sales,

         o        acquisitions,

         o        competitive developments,

         o        litigation affecting us, or

         o        market views as to the prospects of retailing generally.

         In addition, the shares of our common stock issued or issuable as a result of the Moores transaction and the shares of our common stock issued in the K&G merger represent approximately 16.4% of the outstanding shares of our common stock. If the holders of a significant amount of those shares decide to sell at about the same time, the price of our common stock could decline significantly as a result.

CONTROL OF THE COMPANY

         Our executive officers and directors own approximately 22.6% of the outstanding shares of our common stock. Because the executive officers and directors own such a large percentage of the outstanding shares of our common stock, if they act together, they could exercise substantial control over:

         o        the election of all of the directors,

         o the approval of any sale of assets, merger or consolidation, and

         o the outcome of all of the matters submitted to our shareholders for a vote.

RELIANCE ON KEY PERSONNEL

         Mr. George Zimmer has been very important to our success. Mr. Zimmer is our Chairman of the Board, Chief Executive Officer and primary advertising spokesman. The loss of Mr. Zimmer's services could have a significant negative effect upon the Company.

         Also, our continued success and the achievement of our expansion goals are dependent upon our ability to attract and retain additional qualified employees as we expand.

PREFERRED STOCK AUTHORIZED FOR ISSUANCE

         We have available for issuance 1,999,999 shares of preferred stock, $.01 par value per share. Our Board of Directors is authorized to issue any or all of this preferred stock, in one or more series, without any further action on the part of shareholders. Your rights as a holder of our common stock may be negatively affected if we issue a series of preferred stock in the future that has preference over the common stock with respect to the payment of dividends or distribution upon our liquidation, dissolution or winding up.

YEAR 2000 RISKS

         In mid-1997, we began a company-wide project to upgrade our information technology. This information technology is designed to increase the efficiency and the future productivity of our operations. By completing these changes, we expect our computer systems to properly recognize and use dates beyond December 31, 1999. The costs related to the project are expected to be between $20.0 million and $25.0 million, including past and future expenditures. The costs related specifically to Year 2000 issues cannot be separated from this amount. We expect all of our business systems to be Year 2000 compliant by mid-1999. We do not anticipate that the cost will have a material effect on our consolidated financial position or results of operations in any given year. However, we may not identify or be able to address all Year 2000 compliance issues. Also, we cannot assure you that third parties with whom we do business will not experience system failures as a result of the Year 2000 issue. We cannot predict the consequences of noncompliance. For additional information concerning our response to the year 2000 issues and the risk associated therewith, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Year 2000 Risks" in our Annual Report on Form 10-K for the year ended January 30, 1999.

         The statements included in this section "Year 2000 Risks" are intended to be and are designated "Year 2000 Readiness Disclosure" statements within the meaning of the Year 2000 Information and Readiness Disclosure Act.

FORWARD-LOOKING STATEMENTS

     Certain statements made in this prospectus and in other public filings and releases by the Company contain "forward-looking" information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risk and uncertainty. These forward-looking statements may include, but are not limited to:

         o        future capital expenditures,

         o        acquisitions (including the amount and nature thereof),

         o        future sales,

         o        earnings,

         o        margins,

         o        costs,

         o        number and costs of store openings,

         o        demand for men's clothing,

         o        market trends in the retail men's clothing business,

         o        currency fluctuations,

         o        inflation, and

         o        various economic and business trends.

         Management may make forward-looking statements orally or in writing, including but not limited to, this prospectus and other of our filings with the SEC under the Securities Exchange Act of 1934 and the Securities Act of 1933.

         In connection with such forward-looking statements, you should consider that they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control. You are cautioned that any such statements are not guarantees of future performance and that actual results and trends in the future may differ materially. Differences may result from a variety of factors including, but not limited to:

         o success in integrating K&G and Moores with existing operations,

         o        U.S. and international economic activity and inflation,

         o        success in execution of internal operating plans,

         o success in execution of new store and new market expansion plans,

         o        performance issues with key suppliers,

         o        foreign currency fluctuations,

         o        government export and import policies,

         o        legal proceedings,

         o our ability to continue to identify and complete successful expansions into existing markets, and

         o our ability to continue to identify and complete successful penetrations into new markets.


                                 USE OF PROCEEDS

         Because the shares of our common stock will be issued upon the exercise of options held by the selling shareholders, we will receive no net cash proceeds upon such issuance.


                              SELLING SHAREHOLDERS

         The selling shareholders will be the holders of certain options to purchase shares of our common stock. The selling shareholders include transferees, donees, pledgees or other successors selling shares received from a selling shareholder named below after the date of this prospectus. We will add these transferees, donees, pledgees or other successors to the list of selling shareholders through a prospectus supplement. The selling shareholders will receive up to 62,134 shares of our common stock upon the exercise of the options currently held by such holders. The selling shareholders may acquire more shares of our common stock if we choose to pay future dividends in the form of additional shares.

         The selling shareholders may acquire the common stock offered by this prospectus if they exercise their options for our common stock. If the selling shareholders exercise all of their options, they would own 62,134 shares of our common stock, which represents approximately 0.15% of our common stock currently outstanding.

         The following table sets forth the name of each selling shareholder, the total number of shares of common stock subject to options for each selling shareholder and the number of shares of common stock which may be offered by each selling shareholder pursuant to this prospectus, assuming all holders exercise their options in full. Since we are unable to predict whether any stock dividends of our common stock will be distributed in the future, we are unable to predict the number of shares of our common stock which will be beneficially owned by each selling shareholder from time to time during the offering under this prospectus. Any and all of the shares listed below may be offered for sale by a selling shareholder from time to time and therefore we are unable to estimate the number of shares that will be beneficially owned by each selling shareholder upon termination of this offering. None of the selling shareholders has held any position, office or any other material relationship with us within the past three years.


                                            TOTAL NUMBER OF              SHARES TO BE
                                           SHARES SUBJECT TO       OFFERED PURSUANT TO THIS
                                                OPTIONS                   PROSPECTUS
-------------------------------------------------------------------------------------------
John C. Dancu                                    31,175                       31,175
-------------------------------------------------------------------------------------------
W. Paul Ruben                                     3,762                        3,762
-------------------------------------------------------------------------------------------
James W. Inglis                                   4,730                        4,730
-------------------------------------------------------------------------------------------
Campbell B. Lanier, III                           3,762                        3,762
-------------------------------------------------------------------------------------------
Donald W. Burton                                  3,870                        3,870
-------------------------------------------------------------------------------------------
Phillip Elkus                                     5,160                        5,160
-------------------------------------------------------------------------------------------
Jeff Van Tosh                                     9,675                        9,675
-------------------------------------------------------------------------------------------

                              PLAN OF DISTRIBUTION

         These shares of our common stock are being registered to allow public secondary trading by the holders of such shares of our common stock from time to time after the date of this prospectus. We will not receive any of the proceeds from the offering of these shares of common stock by the selling shareholders.

         We have been advised by the selling shareholders that the shares offered by this prospectus may be sold from time to time by or for the account of the selling shareholders pursuant to this prospectus or pursuant to Rule 144 under the Securities Act of 1933. Sales of shares pursuant to this prospectus may be made in the over-the-counter market, on Nasdaq or otherwise at prices and on terms then prevailing or at prices related to the then current market price (in each case as determined by the selling shareholders). Sales may be made directly or through agents designated from time to time, or through dealers or underwriters to be designated or in negotiated transactions.

         The shares may be sold by any one or more of the following methods:

         o a block trade (which may involve crosses) in which the seller's broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

         o purchases by a broker or dealer as principal and resale by the broker or dealer for their account pursuant to this prospectus,

         o exchange distributions and/or secondary distributions in accordance with the rules of Nasdaq,

         o ordinary brokerage transactions and transactions in which the broker solicits purchasers,

         o        privately negotiated transactions,

         o        through put or call option transactions, or

         o        through short sales.

         If applicable law requires, we will add a supplement to this prospectus to disclose the following information about any particular offering:

         o        the specific shares to be sold,

         o        the names of the selling shareholders,

         o        the purchase prices and public offering prices,

         o the names of any agent, dealer or underwriter making a sale of the shares, or

         o        any applicable commissions or discounts.

         The selling shareholders may sell shares directly to other purchasers, through agents or through broker-dealers. Any selling agents or broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the selling shareholders, from purchasers of shares for whom they act as agents, or from both sources. That compensation may be in excess of customary commissions.

         The selling shareholders and any broker-dealers that participate in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with the sales. Any commissions, and any profit on the resale of shares, received by the selling shareholders and any such broker-dealers may be deemed to be underwriting discounts and commissions. We have been advised by each of the selling shareholders that they have not, as of the date of this prospectus, entered into any arrangement with any agent, broker or dealer for the sale of the shares.

         The former affiliates of K&G are subject to affiliate agreements that prohibit them from selling the shares covered by the options until such time as results covering at least 30 days of combined operations of Men's Wearhouse and K&G have been published by Men's Wearhouse, in the form of a quarterly or annual earnings report, an effective registration statement filed with the Commission, a report to the Commission on Form 10-K, 10-Q or 8-K, or any other public filing or announcement which includes the combined results of operations.

         We may suspend the use of this prospectus and any supplements hereto in certain circumstances due to pending corporate developments, public filings with the SEC or similar events.

         We will pay all costs and expenses incurred by us in connection with the registration of the sale of shares pursuant to this prospectus. We will not be responsible for any commissions, underwriting discounts or similar charges on sales of the shares.


                                  LEGAL MATTERS

         Fulbright & Jaworski L.L.P., Houston, Texas has passed upon certain legal matters with respect to the common stock for the Company. Michael W. Conlon, a partner in the firm of Fulbright & Jaworski L.L.P., is the Secretary of the Company.

                                     EXPERTS

         The consolidated financial statements incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended January 30, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         K&G's consolidated financial statements incorporated in this prospectus by reference from the Company's Current Report on Form 8-K filed with the SEC on June 11, 1999 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and is incorporated herein by reference in reliance upon the authority of said firm as experts in giving said report.

         The consolidated financial statements of Moores as at January 31, 1998 incorporated in this prospectus by reference from the Company's Current Report on Form 8-K filed with the SEC on February 25, 1999 have been audited by Ernst & Young LLP, independent auditors, and have been so incorporated herein by reference in reliance upon their report given upon their authority as experts in accounting and auditing.

================================================================================


YOU SHOULD RELY ONLY ON THE INFORMATION OR REPRESENTATIONS PROVIDED IN THIS PROSPECTUS. WE HAVE AUTHORIZED NO ONE TO PROVIDE INFORMATION OTHER THAN THAT PROVIDED IN THIS PROSPECTUS. WE HAVE AUTHORIZED NO ONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENT.

                                ----------------


                                TABLE OF CONTENTS

                                                     PAGE
                                                     -----

Where You Can Find More Information..............      2
Forward-Looking Statements.......................      3
Risk Factors.....................................      3
Use of Proceeds..................................      9
Selling Shareholders.............................      9
Plan of Distribution.............................     10
Legal Matters....................................     11
Experts..........................................     11


================================================================================





================================================================================




                                  62,134 SHARES

                            THE MEN'S WEARHOUSE, INC.

                                  COMMON STOCK


                                ----------------


                                   PROSPECTUS

                                ----------------




                                  JUNE 14, 1999
================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The estimated expenses in connection with this Offering are:

Securities and Exchange Commission Registration Fee..............................................       $     478
Nasdaq Listing Fee...............................................................................               0
Legal Fees and Expenses..........................................................................          10,000
Accounting Fees and Expenses.....................................................................          10,000
Blue Sky Fees and Expenses (including legal fees)................................................           1,000
Printing Expenses................................................................................           1,000
Transfer Agent and Registrar Fees................................................................           1,000
Miscellaneous....................................................................................           1,522
                                                                                                        ---------
          TOTAL..................................................................................       $  25,000
                                                                                                        =========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Article 2.02-1 of the Texas Business Corporation Act provides that any director or officer of a Texas corporation may be indemnified against judgments, penalties, fines, settlements and reasonable expenses actually incurred by him in connection with or in defending any action, suit or proceeding in which he is a party by reason of his position. With respect to any proceeding arising from actions taken in his official capacity as a director or officer, he may be indemnified so long as it shall be determined that he conducted himself in good faith and that he reasonably believed that such conduct was in the corporation's best interests. In cases not concerning conduct in his official capacity as a director or officer, a director may be indemnified as long as he reasonably believed that his conduct was not opposed to the corporation's best interests. In the case of any criminal proceeding, a director or officer may be indemnified if he had no reasonable cause to believe his conduct was unlawful. If a director or officer is wholly successful, on the merits or otherwise, in connection with such a proceeding, such indemnification is mandatory. The Registrant's Bylaws provide for indemnification of its present and former directors and officers to the fullest extent provided by Article 2.02-1.

         The Registrant's Bylaws further provide for indemnification of officers and directors against reasonable expenses incurred in connection with the defense of any such action, suit or proceeding in advance of the final disposition of the proceeding.

         The Registrant's Articles of Incorporation were amended on September 6, 1991, to eliminate or limit liabilities of directors for breaches of their duty of care. The amendment does not limit or eliminate the right of the Registrant or any shareholder to pursue equitable remedies such as an action to enjoin or rescind a transaction involving a breach of a director's duty of care, nor does it affect director liability to parties other than the Registrant or its shareholders. In addition, directors will continue to be liable for (i) breach of their duty of loyalty, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) declaring an illegal dividend or stock repurchase, (iv) any transaction in which the directors received an improper personal benefit, or (v) acts or omissions for which the liability of directors is expressly provided by statute. In addition, the amendment applies only to claims under Texas law against a director arising out of his role as a director and not, if he is also an officer, his role as an officer or in any other capacity and does not limit a director's liability under any other law, such as federal securities law.

    Texas corporations are also authorized to obtain insurance to protect officers and directors from certain liabilities, including liabilities against which the corporation cannot indemnify its directors and officers. The Registrant currently has in effect a director's and officer's liability insurance policy, which provides coverage in the maximum amount of $15,000,000.

ITEM 16. EXHIBITS.

                  2.1   -- Agreement and Plan of Merger dated March 3, 1999,
                           among The Men's Men's Wearhouse, Inc., TMW
                           Combination Company and K&G Men's Center, Inc. (incorporated by reference from Exhibit 2.2 to the Registrant's Annual Report on Form 10-K for the fiscal year ended January 30, 1999).

                  2.2   -- Amendment No. 1 to Agreement and Plan of Merger
                           dated March 3, 1999, among The Men's Wearhouse, Inc., TMW Combination Company and K&G Men's Center, Inc. (incorporated by reference from Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for the fiscal year ended January 30, 1999).

                  3.1   -- Restated Articles of Incorporation (incorporated
                           by reference from Exhibit 3.1 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended July 30, 1994).

                  3.2   -- By-laws of the Company, as amended (incorporated
                           by reference from Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for the fiscal year Ended February 1, 1997).

                  3.3   -- Certificate of Designation, Preferences,
                           Limitations and Relative Rights of the Series A. Special Voting Preferred Stock (incorporated by reference from Exhibit 3.3 to the Registrant's Annual Report on Form 10-K for the fiscal year ended January 31, 1999).

                  4.1   -- Restated Articles of Incorporation (included as
                           Exhibit 3.1).

                  4.2   -- By-laws, as amended (included as Exhibit 3.2).

                  4.3   -- Form of Common Stock certificate (incorporated by
                           reference from Exhibit 4.3 to the Registrant's Registration Statement on Form S-1 (Registration No. 33-45949)).

                  4.4   -- Registration Rights Agreement dated as of November
                           18, 1998, by and among The Men's Wearhouse, Inc. and Marpro Holdings, Inc., MGB Limited Partnership, Capital D'Amerique CDPQ Inc., Cerberus International, Ltd., Ultra Cerberus Fund, Ltd., Styx International Ltd., The Long Horizons Overseas Fund Ltd., The Long Horizons Fund, L.P. and Styx Partners, L.P.

                  4.5   -- Support Agreement dated February 10, 1999, between
                           The Men's Wearhouse, Inc., Golden Moores Company, Moores Retail Group Inc. and Marpro Holdings Inc., MGB Limited Partnership, Capital D'Amerique CDPQ Inc., Cerberus International, Ltd., Ultra Cerberus Fund, Ltd., Styx International Ltd., The Long Horizons Overseas Fund Ltd., The Long Horizons Fund, L.P. and Styx Partners, L.P. (incorporated by reference from Exhibit 4.2 to the Registrant's Current Report on Form 8-K (Registration No. 333-72549)).

                  4.6   -- Revolving Credit Agreement dated as of February 5,
                           1999, by and among The Men's Wearhouse, Inc. and NationsBank of Texas N.A. and the Banks listed Therein, including form of Revolving Note (incorporated by reference from Exhibit 4.13 to the Registrant's Annual Report on Form 10-K for the fiscal year Ended January 30, 1999).

                  4.7   -- Term Credit Agreement dated as of February 5,
                           1999, by and among The Men's Wearhouse, Inc. and Bank of America Canada. and the Banks listed Therein, including form of Term Note (incorporated by reference from Exhibit 4.14 to the Registrant's Annual Report on Form 10-K for the fiscal year Ended January 30, 1999).

                  4.8   -- Revolving Credit Agreement dated as of February
                           10, 1999, by and among The Men's Wearhouse, Inc. and NationsBank of Texas N.A. and the Banks listed Therein, including form of Revolving Note (incorporated by reference from Exhibit 4.15 to the Registrant's Annual Report on Form 10-K for the fiscal year Ended January 30, 1999).

                  4.9   -- Certificate of Designation, Preferences,
                           Limitations and Relative Rights of the Series A Special Voting Preferred Stock (included as Exhibit 3.3).

                 *5.1   -- Opinion of Fulbright & Jaworski L.L.P.

                  9.1   -- Voting Trust Agreement dated February 10, 1999, by
                           and between The Men's Wearhouse, Inc., Golden Moores Company, Moores Retail Group Inc. and The Trust Company of Bank of Montreal (incorporated by reference from Exhibit 9.1 To the Registrant's Current Report on Form 8-K (Registration No. 333-72549)).

                  *23.1 -- Consent of Fulbright & Jaworski L.L.P. (included
                           in Exhibit 5.1).

                  *23.2 -- Consent of Deloitte & Touche LLP.

                  *23.3 -- Consent of Arthur Andersen LLP.

                  *23.4 -- Consent of Ernst & Young LLP.

                  *24.1 -- Powers of Attorney from certain members of the
                           Board of Directors of the Company (contained on page II-4 of this Registration Statement as originally filed).

------------
*   Included herein.

         As permitted by Item 601(b)(4)(iii)(A) of Regulation S-K, the Registrant has not filed with this Registration Statement certain instruments defining the rights of holders of long-term debt of the Registrant and its subsidiaries because the total amount of securities authorized under any of such instruments does not exceed 10% of the total assets of the Registrant and its subsidiaries on a consolidated basis. The Registrant agrees to furnish a copy of any such agreement to the Commission upon request.

ITEM 17. UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

         Provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933 each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on June 11, 1999.

                                       THE MEN'S WEARHOUSE, INC.

                                       By:   /s/ GEORGE ZIMMER
                                          --------------------------------------
                                                 George Zimmer
                                           Chairman of the Board and
                                            Chief Executive Officer
                                         (Principal Executive Officer)

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints George Zimmer, David Edwab and Gary G. Ckodre, or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same and all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent, and any of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney- in-fact and agent, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             SIGNATURE                       TITLE                                DATE
             ---------                       -----                                ----

      /s/ GEORGE ZIMMER                      Chairman of the Board, Chief         June 11, 1999
--------------------------------             Executive Officer and Director
          George Zimmer                      (Principal Executive Officer)


      /s/ DAVID EDWAB                        President and Director               June 11, 1999
-------------------------------
          David Edwab


      /s/ GARY G. CKODRE                     Vice President-Finance and           June 11, 1999
--------------------------------             Principal Financial and
          Gary G. Ckodre                     Accounting Officer (Principal
                                             Financial and Accounting Officer)


      /s/ RICHARD E. GOLDMAN                 Executive Vice President and         June 11, 1999
--------------------------------             Director
          Richard E. Goldman


      /s/ ROBERT E. ZIMMER                   Senior Vice President -- Real        June 11, 1999
--------------------------------             Estate and Director
          Robert E. Zimmer


      /s/ JAMES E. ZIMMER                    Senior Vice President --             June 11, 1999
--------------------------------             Merchandising and Director
          James E. Zimmer


      /s/ HARRY M. LEVY                      Executive Vice President --          June 11, 1999
--------------------------------             Planning and Systems and
          Harry M. Levy                      Director



      /s/ STEPHEN H. GREENSPAN               Chief Executive Officer - Value      June 11, 1999
--------------------------------             Priced Clothing Division and
          Stephen H. Greenspan               Director


      /s/ RINALDO BRUTOCO                    Director                             June 11, 1999
--------------------------------
          Rinaldo Brutoco


      /s/ MICHAEL L. RAY                     Director                             June 11, 1999
--------------------------------
          Michael L. Ray


      /s/ SHELDON I. STEIN                   Director                             June 11, 1999
--------------------------------
          Sheldon I. Stein


                                INDEX TO EXHIBITS


NUMBER                       EXHIBIT
------                       -------

 5.1         Opinion of Fulbright & Jaworski L.L.P.

23.1         Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1).

23.2         Consent of Deloitte & Touche LLP.

23.3         Consent of Arthur Andersen LLP.

23.4         Consent of Ernst & Young LLP.

24.1 Powers of Attorney from certain members of the Board of Directors of the Company (contained on page II-4).